Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Cipher Mining Inc. on Form S-8 (File No. 333-261148), Form S-3 (File No. 333-267537) and Form S-3 (File No. 333-271641) of our report dated March 5, 2024, with respect to our audits of the consolidated financial statements of Cipher Mining Inc. as of December 31, 2023 and December 31, 2022 and for the years ended December 31, 2023 and December 31, 2022, which report is included in this Annual Report on Form 10-K of Cipher Mining Inc. for the year ended December 31, 2023.

/s/ Marcum llp

San Francisco, CA

March 5, 2024